Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-264837, 333-232528, and 333-255981) on Form S-8 of our reports dated February 28, 2023, with respect to the financial statements of The RealReal, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
San Francisco, California
February 28, 2023